Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 171 to the Registration Statement on Form N–1A of Fidelity Hastings Street Trust: Fidelity Series Large Cap Stock Fund (formerly Fidelity Series Growth & Income Fund) of our report dated August 16, 2018 relating to the financial statements and financial highlights included in the June 30, 2018 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts September 24, 2018